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News Release
Truist reports second quarter 2024 results
Net income available to common shareholders of $826 million, or $0.62 per share, or $1.2 billion, or $0.91 per share on an adjusted basis(1)	CET1 ratio(3) was 11.6%, significantly strengthened by the sale of TIH	Truist executed a strategic balance sheet repositioning and announced planned share repurchases
2Q24 Key Financial Data	2Q24 Performance Highlights(4)

(Dollars in billions, except per share data)	2Q24	1Q24	2Q23
Summary Income Statement
Net interest income - TE	$3.58	$3.43	$3.66
Noninterest income	(5.21)	1.45	1.38
Total revenue - TE	(1.63)	4.87	5.04
Noninterest expense	3.09	2.95	3.05
Net income (loss) from continuing operations	(3.91)	1.13	1.17
Net income from discontinued operations	4.83	0.07	0.18
Net income (loss)	0.92	1.20	1.35
Net income (loss) available to common shareholders	0.83	1.09	1.23
Adjusted net income available to common shareholders(1)	1.24	1.22	1.23
PPNR - unadjusted(1)(2)	(4.73)	1.92	1.99
PPNR - adjusted(1)(2)	2.21	2.13	2.14
Key Metrics
Diluted EPS	$0.62	$0.81	$0.92
Adjusted diluted EPS(1)	0.91	0.90	0.92
BVPS	42.71	38.97	42.68
TBVPS(1)	28.91	21.64	20.44
ROCE	6.1%	8.4%	8.6%
ROTCE(1)	10.4	16.3	19.4
Efficiency ratio - GAAP(2)	NM	61.3	61.1
Efficiency ratio - adjusted(1)(2)	56.0	56.2	57.5
Fee income ratio - GAAP(2)	NM	30.0	27.7
Fee income ratio - adjusted(1)(2)	28.7	29.7	27.4
NIM - TE(2)	3.03	2.89	2.90
NCO ratio	0.58	0.64	0.54
ALLL ratio	1.57	1.56	1.43
CET1 ratio(3)	11.6	10.1	9.6
Average Balances
Assets	$527	$531	$566
Securities	121	131	138
Loans and leases	308	309	328
Deposits	388	389	400
Amounts may not foot due to rounding.
(1)Represents a non-GAAP measure. A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2024 Earnings Presentation.
(2)This metric is calculated based on continuing operations.
(3)Current quarter capital ratios are preliminary.
(4)Comparisons noted in this section summarize changes from second quarter of 2024 compared to first quarter of 2024 on a continuing operations basis, unless otherwise noted.
•Net income available to common shareholders was $826 million, or $0.62 per diluted share, and includes:
◦A gain on the sale of TIH of $6.9 billion ($4.8 billion after-tax), or $3.60 per share (discontinued operations)
◦Securities losses of $6.7 billion ($5.1 billion after-tax), or $3.80 per share, from the strategic balance sheet repositioning of a portion of the available-for-sale investment securities portfolio
◦A charitable contribution to the Truist Foundation of $150 million ($115 million after-tax), or $0.09 per share
◦Restructuring charges of $96 million ($73 million after-tax), or $0.05 per share, for continuing and discontinued operations, or $33 million ($26 million after-tax), or $0.02 per share, for continuing operations primarily due to severance and facilities optimization

•Total revenues were down $6.5 billion due primarily to securities losses. Adjusted revenues(1) were up 3.0% due to higher net interest income.
◦Net interest income increased 4.5% due to the balance sheet repositioning and higher rates on earning assets; net interest margin was up 14 basis points
◦Excluding securities losses, noninterest income was flat due to lower investment banking and trading income that was largely offset by higher mortgage banking income and other income

•Noninterest expense was up 4.8%. Adjusted noninterest expense(1) was up 2.6%, reflecting seasonally higher personnel expense and higher professional fees and outside processing expense

•Average loans and leases HFI decreased 0.7% due to declines in the commercial and industrial, residential mortgage, and indirect auto portfolios

•Average deposits decreased 0.3% due to declines in non-interest bearing and time deposits

•Asset quality remains solid
◦Nonperforming assets were stable
◦Loans 90 days or more past due were down two basis points
◦ALLL ratio increased one basis point
◦Net charge-off ratio of 58 basis points, down six basis points

•Capital levels significantly strengthened from the sale of TIH
◦Announced up to $5 billion in share repurchase authorization through 2026 with buybacks expected to commence in 3Q24
◦CET1 ratio(3) was 11.6%

•Liquidity levels remain strong with consolidated LCR of 110%

CEO Commentary
“In the second quarter, we continued to see solid momentum in our core banking businesses as evidenced by strong year-over-year growth in investment banking and trading revenue and continued expense discipline. Client deposits are stabilizing, and asset quality metrics remain within our expectations. While loan demand does remain muted, we are encouraged by an improvement in our dialogue with clients and our expanded capacity to support their needs.

We successfully completed the divestiture of our remaining stake in Truist Insurance Holdings, which along with organic capital generation increased our CET1 capital ratio to 11.6% and our tangible book value per share by 34%. We utilized a portion of the capital created from the sale of TIH to reposition our balance sheet, which is expected to replace TIH’s earnings contribution, creates additional liquidity and improves our interest rate risk profile.

In addition, our Board authorized the repurchase of up to $5 billion of shares of our common stock through the end of 2026 with repurchases expected to begin during the third quarter. Moreover, the most recent Federal Reserve stress test highlighted our ability to weather a variety of stressed economic scenarios.

I am confident in the capabilities of our talented teammates to take Truist to the next level as our strengthened capital position offers us the opportunity to grow our core banking franchise, while also prudently returning capital to our shareholders through our strong dividend and recently announced share repurchase program.”

— Bill Rogers, Truist Chairman & CEO
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Contact:
Investors:	Brad Milsaps	770.352.5347 | investors@truist.com
Media:	Hannah Joyce	781.650.0403 | media@truist.com

Net Interest Income, Net Interest Margin, and Average Balances
	Quarter Ended			Change
(Dollars in millions)	2Q24	1Q24	2Q23	Link		Like
Interest income(1)	$6,404	$6,237	$6,229	$167	2.7%	$175	2.8%
Interest expense	2,824	2,812	2,572	12	0.4	252	9.8
Net interest income(1)	$3,580	$3,425	$3,657	$155	4.5	$(77)	(2.1)

Net interest margin(1)	3.03%	2.89%	2.90%	14 bps		13 bps

Average Balances(2)
Total earning assets	$473,666	$476,111	$505,712	$(2,445)	(0.5)%	$(32,046)	(6.3)%
Total interest-bearing liabilities	343,145	347,121	363,754	(3,976)	(1.1)	(20,609)	(5.7)

Yields / Rates(1)
Total earning assets	5.42%	5.26%	4.94%	16 bps		48 bps
Total interest-bearing liabilities	3.31	3.26	2.84	5 bps		47 bps
(1)Amounts are on a taxable-equivalent basis utilizing the federal income tax rate of 21% for the periods presented. Interest income includes certain fees, deferred costs, and dividends.
(2)Excludes basis adjustments for fair value hedges.

Taxable-equivalent net interest income for the second quarter of 2024 was up $155 million, or 4.5%, compared to the first quarter of 2024 primarily due to the impacts of the proceeds from the sale of TIH and balance sheet repositioning. The net interest margin was 3.03%, up 14 basis points.

•Average earning assets decreased $2.4 billion, or 0.5%, primarily due to declines in average securities of $10.0 billion, or 7.6%, and total loans of $1.8 billion, or 0.6%, partially offset by growth in other earning assets of $8.7 billion, or 28%. The change in average securities and other earning assets (increase in balances held at the Federal Reserve) was driven by the balance sheet repositioning.
•The yield on the average total loan portfolio was 6.44%, up six basis points and the yield on the average securities portfolio was 2.77%, up 31 basis points primarily due to investment in higher yielding, shorter duration securities as part of the balance sheet repositioning.
•Average deposits decreased $1.0 billion, or 0.3%, and average long-term debt decreased $4.0 billion, or 9.8%.
•The average cost of total deposits was 2.09%, up six basis points and the average cost of short-term borrowings was 5.58%, down four basis points compared to the prior quarter. The average cost of long-term debt was 4.87%, up 13 basis points.

Taxable-equivalent net interest income for the second quarter of 2024 was down $77 million, or 2.1%, compared to the second quarter of 2023 primarily due to higher funding costs and lower earning assets, partially offset by the balance sheet repositioning. Net interest margin was 3.03%, up 13 basis points.

•Average earning assets decreased $32.0 billion, or 6.3%, primarily due to declines in average total loans of $20.7 billion, or 6.3%, and a decrease in average securities of $17.1 billion, or 12%, partially offset by growth in other earning assets of $4.6 billion, or 13%.
•The yield on the average total loan portfolio was 6.44%, up 37 basis points and the yield on the average securities portfolio was 2.77%, up 60 basis points, primarily reflecting higher market interest rates.
•Average deposits decreased $11.8 billion, or 2.9%, average short-term borrowings increased $2.0 billion, or 8.4%, and average long-term debt decreased $26.9 billion, or 42%.
•The average cost of total deposits was 2.09%, up 56 basis points. The average cost of short-term borrowings was 5.58%, up 39 basis points. The average cost of long-term debt was 4.87%, up 25 basis points. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

Noninterest Income
	Quarter Ended			Change
(Dollars in millions)	2Q24	1Q24	2Q23	Link		Like
Wealth management income	$361	$356	$330	$5	1.4%	$31	9.4%
Investment banking and trading income	286	323	211	(37)	(11.5)	75	35.5
Service charges on deposits	232	225	240	7	3.1	(8)	(3.3)
Card and payment related fees	230	224	236	6	2.7	(6)	(2.5)
Mortgage banking income	112	97	99	15	15.5	13	13.1
Lending related fees	89	96	86	(7)	(7.3)	3	3.5
Operating lease income	50	59	64	(9)	(15.3)	(14)	(21.9)
Securities gains (losses)	(6,650)	—	—	(6,650)	NM	(6,650)	NM
Other income	78	66	114	12	18.2	(36)	(31.6)
Total noninterest income	$(5,212)	$1,446	$1,380	$(6,658)	NM	$(6,592)	(477.7)

Noninterest income was down $6.7 billion compared to the first quarter of 2024 primarily due to $6.7 billion of securities losses resulting from the balance sheet repositioning, lower investment banking and trading income, partially offset by higher mortgage banking income and other income. Excluding securities losses, noninterest income was $1.4 billion, flat compared to the first quarter of 2024.

•Investment banking and trading income decreased due to lower merger and acquisition fees, equity originations, and trading income, partially offset by higher loan syndications.
•Mortgage banking income increased due to valuation adjustments of the commercial mortgage servicing rights in the current quarter.
•Other income increased primarily due to higher income from certain investments.

Noninterest income was down $6.6 billion compared to the second quarter of 2023 primarily due to $6.7 billion of securities losses resulting from the balance sheet repositioning and lower other income, partially offset by higher investment banking and trading income and wealth management income. Excluding securities losses, noninterest income was up $58 million compared to the second quarter of 2023.

•Investment banking and trading income increased due to higher bond origination fees and loan syndications, partially offset by lower trading income.
•Wealth management income increased due to higher assets under management.
•Other income decreased due to lower income from certain equity investments.

Noninterest Expense
	Quarter Ended			Change
(Dollars in millions)	2Q24	1Q24	2Q23	Link		Like
Personnel expense	$1,661	$1,630	$1,705	$31	1.9%	$(44)	(2.6)%
Professional fees and outside processing	308	278	311	30	10.8	(3)	(1.0)
Software expense	218	224	223	(6)	(2.7)	(5)	(2.2)
Net occupancy expense	160	160	166	—	—	(6)	(3.6)
Amortization of intangibles	89	88	99	1	1.1	(10)	(10.1)
Equipment expense	89	88	87	1	1.1	2	2.3
Marketing and customer development	63	56	69	7	12.5	(6)	(8.7)
Operating lease depreciation	34	40	44	(6)	(15.0)	(10)	(22.7)
Regulatory costs	85	152	73	(67)	(44.1)	12	16.4
Restructuring charges	33	51	48	(18)	(35.3)	(15)	(31.3)
Goodwill impairment	—	—	—	—	—	—	—
Other expense	354	186	221	168	90.3	133	60.2
Total noninterest expense	$3,094	$2,953	$3,046	$141	4.8	$48	1.6

Noninterest expense was up $141 million, or 4.8%, compared to the first quarter of 2024 due to a $150 million charitable contribution to the Truist Foundation (other expense), an increase in personnel expense and professional fees and outside processing expense, partially offset by a $62 million decline in the FDIC special assessment (regulatory costs) compared to the first quarter of 2024 and lower restructuring charges. Restructuring charges for both quarters include severance charges as well as costs associated with continued facilities optimization initiatives. Adjusted noninterest expense, which excludes the charitable contribution, the FDIC special assessment, restructuring charges, and the amortization of intangibles, increased $70 million, or 2.6%, compared to the prior quarter.

•Personnel expense increased due to seasonally higher equity-based compensation due to retirement-eligible teammates and higher medical claims, partially offset by seasonally lower payroll taxes and lower headcount.
•Professional fees and outside processing expense increased primarily due to higher investments in technology.

Noninterest expense was up $48 million, or 1.6%, compared to the second quarter of 2023 due to a $150 million charitable contribution to the Truist Foundation (other expense) and the FDIC special assessment adjustment in the second quarter of 2024 of $13 million (regulatory costs), partially offset by lower personnel expense. Adjusted noninterest expense, which excludes the charitable contribution, the FDIC special assessment adjustment, restructuring charges, the amortization of intangibles, and a small loss on the early extinguishment of debt in 2023, decreased $86 million, or 3.0%, compared to the earlier quarter.

•Personnel expense decreased due to lower headcount across most lines of business, partially offset by higher incentives and higher medical claims.
•Other expense increased due to the aforementioned charitable contribution, partially offset by lower pension expenses.

Provision for Income Taxes
	Quarter Ended			Change
(Dollars in millions)	2Q24	1Q24	2Q23	Link		Like
Provision (benefit) for income taxes	$(1,324)	$232	$230	$(1,556)	NM	$(1,554)	NM
Effective tax rate	25.3%	17.0%	16.4%	NM		NM

The higher effective tax rate in the current quarter compared to the first quarter of 2024 and second quarter of 2023 is due to a tax benefit on the pre-tax loss, which is driven by the discrete impact of the balance sheet repositioning of securities.

Average Loans and Leases
(Dollars in millions)	2Q24	1Q24	Change	% Change
Commercial:
Commercial and industrial	$157,043	$158,385	$(1,342)	(0.8)%
CRE	21,969	22,400	(431)	(1.9)
Commercial construction	7,645	7,134	511	7.2
Total commercial	186,657	187,919	(1,262)	(0.7)
Consumer:
Residential mortgage	54,490	55,070	(580)	(1.1)
Home equity	9,805	9,930	(125)	(1.3)
Indirect auto	22,016	22,374	(358)	(1.6)
Other consumer	28,326	28,285	41	0.1
Total consumer	114,637	115,659	(1,022)	(0.9)
Credit card	4,905	4,923	(18)	(0.4)
Total loans and leases held for investment	$306,199	$308,501	$(2,302)	(0.7)

Average loans held for investment decreased $2.3 billion, or 0.7%, compared to the prior quarter.

•Average commercial loans decreased 0.7% due to a decline in the commercial and industrial portfolio.
•Average consumer loans decreased 0.9% due to declines in the residential mortgage and indirect auto portfolios.

Average Deposits
(Dollars in millions)	2Q24	1Q24	Change	% Change
Noninterest-bearing deposits	$107,634	$108,888	$(1,254)	(1.2)%
Interest checking	103,894	103,537	357	0.3
Money market and savings	135,264	134,696	568	0.4
Time deposits	41,250	41,937	(687)	(1.6)
Total deposits	$388,042	$389,058	$(1,016)	(0.3)

Average deposits for the second quarter of 2024 were $388.0 billion, a decrease of $1.0 billion, or 0.3%, compared to the prior quarter.

Average noninterest-bearing deposits decreased 1.2% compared to the prior quarter and represented 27.7% of total deposits for the second quarter of 2024 compared to 28.0% for the first quarter of 2024. Average time deposits decreased 1.6%. Average money market and savings accounts and interest checking increased 0.4% and 0.3%, respectively.

Capital Ratios
	2Q24	1Q24	4Q23	3Q23	2Q23
Risk-based:	(preliminary)
CET1	11.6%	10.1%	10.1%	9.9%	9.6%
Tier 1	13.2	11.7	11.6	11.4	11.1
Total	15.4	13.9	13.7	13.5	13.2
Leverage	10.5	9.5	9.3	9.2	8.8
Supplementary leverage	8.9	8.0	7.9	7.8	7.5

Capital ratios significantly strengthened compared to the regulatory requirements for well capitalized banks. Truist’s CET1 ratio was 11.6% as of June 30, 2024, up 150 basis points compared to March 31, 2024 due to the sale of TIH and organic capital generation, partially offset by the balance sheet repositioning. Truist did not repurchase any shares in the second quarter of 2024. Truist's board of directors has authorized a $5 billion share repurchase program through 2026 as part of the Company's overall capital distribution strategy, with share repurchases expected to begin during the third quarter of 2024. Truist declared common dividends of $0.52 per share during the second quarter of 2024 and plans to maintain its current quarterly common stock dividend, subject to approval by its board of directors.

Truist completed the 2024 CCAR process and received a preliminary SCB requirement of 2.8% for the period October 1, 2024 to September 30, 2025, down 10 basis points from the SCB requirement for the period October 1, 2023 to September 30, 2024. The Federal Reserve will provide Truist with its final SCB requirement by August 31, 2024.

Truist’s average consolidated LCR was 110% for the three months ended June 30, 2024, compared to the regulatory minimum of 100%.

Asset Quality
(Dollars in millions)	2Q24	1Q24	4Q23	3Q23	2Q23
Total nonperforming assets	$1,476	$1,476	$1,488	$1,584	$1,583
Total loans 90 days past due and still accruing	489	538	534	574	662
Total loans 30-89 days past due and still accruing	1,791	1,716	1,971	1,636	1,550
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.46%	0.45%	0.44%	0.46%	0.47%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.59	0.56	0.63	0.52	0.48
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.16	0.18	0.17	0.18	0.21
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed	0.04	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.57	1.56	1.54	1.49	1.43
Ratio of allowance for loan and lease losses to net charge-offs	2.7x	2.4x	2.7x	2.9x	2.6x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.4x	3.4x	3.5x	3.2x	3.0x
Applicable ratios are annualized.

Nonperforming assets totaled $1.5 billion at June 30, 2024, flat compared to March 31, 2024, as declines in the commercial and industrial and commercial construction portfolio were offset by an increase in the CRE portfolio. Nonperforming loans and leases held for investment were 0.46% of loans and leases held for investment at June 30, 2024, up one basis point compared to March 31, 2024.

Loans 90 days or more past due and still accruing totaled $489 million at June 30, 2024, down two basis points as a percentage of loans and leases compared with the prior quarter. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at June 30, 2024, unchanged from March 31, 2024.

Loans 30-89 days past due and still accruing of $1.8 billion at June 30, 2024 were up $75 million, or three basis points as a percentage of loans and leases, compared to the prior quarter due to increases in the residential mortgage and indirect auto portfolios, partially offset by a decline in the commercial and industrial portfolio.

The allowance for credit losses was $5.1 billion and includes $4.8 billion for the allowance for loan and lease losses and $302 million for the reserve for unfunded commitments. The ALLL ratio was 1.57%, up one basis point compared with March 31, 2024. The ALLL covered nonperforming loans and leases held for investment 3.4X, flat compared to March 31, 2024. At June 30, 2024, the ALLL was 2.7X annualized net charge-offs, compared to 2.4X at March 31, 2024.

Provision for Credit Losses
	Quarter Ended			Change
(Dollars in millions)	2Q24	1Q24	2Q23	Link		Like
Provision for credit losses	$451	$500	$538	$(49)	(9.8)%	$(87)	(16.2)%
Net charge-offs	442	490	440	(48)	(9.8)	2	0.5
Net charge-offs as a percentage of average loans and leases	0.58%	0.64%	0.54%	(6) bps		4 bps
Applicable ratios are annualized.

The provision for credit losses was $451 million compared to $500 million for the first quarter of 2024.

•The decrease in the current quarter provision expense primarily reflects stable credit performance and solid economic conditions.
•The net charge-off ratio for the current quarter was down compared to the first quarter of 2024 primarily driven by lower net charge-offs in the other consumer and indirect auto portfolios.

The provision for credit losses was $451 million compared to $538 million for the second quarter of 2023.

•The decrease in the current quarter provision expense primarily reflects a lower allowance build.
•The net charge-off ratio was up compared to the second quarter of 2023 primarily driven by higher net charge-offs in the CRE, other consumer, indirect auto, and credit card portfolios, partially offset by lower net charge-offs in the commercial and industrial portfolio. Additionally, the second quarter of 2023 included $98 million of charge-offs related to the sale of the student loan portfolio.

Earnings Presentation and Quarterly Performance Summary
Investors can access the live second quarter 2024 earnings call at 8 a.m. ET today by webcast or dial-in as follows:

Webcast: app.webinar.net/zVb4RPwq23Q

Dial-in: 1-877-883-0383, passcode 0130732

Additional details: The news release and presentation materials will be available at ir.truist.com under “Events & Presentations.” A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Second Quarter 2024 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. As a leading U.S. commercial bank, Truist has leading market share in many of the high-growth markets across the country. Truist offers a wide range of products and services through our wholesale and consumer businesses, including consumer and small business banking, commercial banking, corporate and investment banking, wealth management, payments, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top-10 commercial bank with total assets of $520 billion as of June 30, 2024. Truist Bank, Member FDIC. Learn more at Truist.com.

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Glossary of Defined Terms
Term	Definition
ACL	Allowance for credit losses
ALLL	Allowance for loan and lease losses
BVPS	Book value (common equity) per share
CEO	Chief Executive Officer
CET1	Common equity tier 1
CRE	Commercial real estate
FDIC	Federal Deposit Insurance Corporation
FHLB	Federal Home Loan Bank
GAAP	Accounting principles generally accepted in the United States of America
HFI	Held for investment
LCR	Liquidity Coverage Ratio
Like	Compared to second quarter of 2023
Link	Compared to first quarter of 2024
NCO	Net charge-offs
NIM	Net interest margin, computed on a TE basis
NM	Not meaningful
PPNR	Pre-provision net revenue
ROCE	Return on average common equity
ROTCE	Return on average tangible common equity
TBVPS	Tangible book value per common share
TE	Taxable-equivalent
TIH	Truist Insurance Holdings

Non-GAAP Financial Information
This news release contains financial information and performance measures determined by methods other than in accordance with GAAP. Truist’s management uses these “non-GAAP” measures in their analysis of Truist’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted net income available to common shareholders and adjusted diluted EPS - Adjusted net income available to common shareholders and diluted earnings per share are non-GAAP in that these measures exclude selected items, net of tax. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Adjusted efficiency ratio, adjusted fee income ratio, and related measures - The adjusted efficiency ratio is non-GAAP in that it excludes securities gains and losses, amortization of intangible assets, restructuring charges, and other selected items. Adjusted revenue and adjusted noninterest expense are related measures used to calculate the adjusted efficiency ratio. Additionally, the adjusted fee income ratio is non-GAAP in that it excludes securities gains and losses and other selected items, and is calculated using adjusted revenue and adjusted noninterest income. Adjusted revenue and adjusted noninterest income exclude securities gains and losses and other selected items. Adjusted noninterest expense excludes amortization of intangible assets, restructuring charges, and other selected items. Truist’s management calculated these measures based on the Company’s continuing operations. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•PPNR - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), restructuring charges, amortization of intangible assets, and other selected items. Truist’s management calculated these measures based on the Company’s continuing operations. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization and impairment charges. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Second Quarter 2024 Earnings Presentation, which is available at https://ir.truist.com/earnings.

Forward Looking Statements
From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results.

This news release, including any information incorporated by reference herein, contains forward-looking statements. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, and others. All forward- looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, and results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, and uncertainties could be complete, some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements include:

•evolving political, business, economic, and market conditions at local, regional, national, and international levels;
•monetary, fiscal, and trade laws or policies, including as a result of actions by governmental agencies, central banks, or supranational authorities;
•the legal, regulatory, and supervisory environment, including changes in financial-services legislation, regulation, policies, or government officials or other personnel;
•our ability to address heightened scrutiny and expectations from supervisory or other governmental authorities and to timely and credibly remediate related concerns or deficiencies;
•judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, disputes, or rulings that create uncertainty for or are adverse to us or the financial-services industry;
•the outcomes of judicial, regulatory, and administrative inquiries, examinations, investigations, proceedings, or disputes to which we are or may be subject and our ability to absorb and address any damages or other remedies that are sought or awarded and any collateral consequences;
•evolving accounting standards and policies;
•the adequacy of our corporate governance, risk-management framework, compliance programs, and internal controls over financial reporting, including our ability to control lapses or deficiencies in financial reporting, to make appropriate estimates, or to effectively mitigate or manage operational risk;
•any instability or breakdown in the financial system, including as a result of the actual or perceived soundness of another financial institution or another participant in the financial system;
•disruptions and shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including financial or systemic shocks and volatility or changes in market liquidity, interest or currency rates, or valuations;
•our ability to cost-effectively fund our businesses and operations, including by accessing long- and short-term funding and liquidity and by retaining and growing client deposits;
•changes in any of our credit ratings;
•our ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss;
•negative market perceptions of our investment portfolio or its value;
•adverse publicity or other reputational harm to us, our service providers, or our senior officers;
•business and consumer sentiment, preferences, or behavior, including spending, borrowing, or saving by businesses or households;
•our ability to execute on strategic and operational plans, including simplifying our businesses, achieving cost-savings targets and lowering expense growth, accelerating franchise momentum, and improving our capital position;
•changes in our corporate and business strategies, the composition of our assets, or the way in which we fund those assets;
•our ability to successfully make and integrate acquisitions and to effect divestitures, including the ability to successfully deploy the proceeds from the sale of TIH and perform our obligations under the transition services arrangements supporting TIH in a cost-effective and efficient manner;
•our ability to develop, maintain, and market our products or services or to absorb unanticipated costs or liabilities associated with those products or services;
•our ability to innovate, to anticipate the needs of current or future clients, to successfully compete, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;
•our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or infrastructure, including those that safeguard personal and other sensitive information;
•our ability to appropriately underwrite loans that we originate or purchase and to otherwise manage credit risk, including in connection with commercial and consumer mortgage loans;
•our ability to satisfactorily and profitably perform loan servicing and similar obligations;
•the credit, liquidity, or other financial condition of our clients, counterparties, service providers, or competitors;
•our ability to effectively deal with economic, business, or market slowdowns or disruptions;
•the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, estimating, monitoring, or managing positions or risk;
•our ability to keep pace with changes in technology that affect us or our clients, counterparties, service providers, or competitors or to maintain rights or interests in associated intellectual property;
•our ability to attract, hire, and retain key teammates and to engage in adequate succession planning;
•the performance and availability of third-party service providers on whom we rely in delivering products and services to our clients and otherwise in conducting our business and operations;
•our ability to detect, prevent, mitigate, and otherwise manage the risk of fraud or misconduct by internal or external parties; our ability to manage and mitigate physical-security and cybersecurity risks, including denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction;
•natural or other disasters, calamities, and conflicts, including terrorist events, cyber-warfare, and pandemics;
•widespread outages of operational, communication, and other systems;
•our ability to maintain appropriate ESG practices, oversight, and disclosures;
•policies and other actions of governments to manage and mitigate climate and related environmental risks, and the effects of climate change or the transition to a lower-carbon economy on our business, operations, and reputation; and
•other assumptions, risks, or uncertainties described in the Risk Factors (Item 1A), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Item 7), or the Notes to the Consolidated Financial Statements (Item 8) in our Annual Report on Form 10-K or described in any of the Company’s subsequent quarterly or current reports.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, or Current Report on Form 8-K.